Viatris Reports Strong First Quarter 2024 Financial Results and Reaffirms 2024 Financial Guidance Ranges

•Reports Total Revenues of $3.66 Billion; U.S. GAAP Net Earnings of $113.9 Million; Adjusted EBITDA of $1.19 Billion; U.S. GAAP EPS of $0.09; Adjusted EPS of $0.67; U.S. GAAP Net Cash Provided by Operating Activities of $615 Million; and Free Cash Flow of $565 Million for the First Quarter

•Reports Fourth Consecutive Quarter of Operational Revenue Growth on a Divestiture-Adjusted Basis[1]

•Reaffirms 2024 New Product Revenue Range of $450 Million to $550 Million

•Closes Idorsia Transaction, Expanding Portfolio of Innovative Assets

•Closes Women’s Healthcare Business Divestiture

•Reaffirms 2024 Financial Guidance After Adjusting the Ranges Solely to Reflect the Impact of Divestitures and Acquired IPR&D[2]

•Returns $393 Million of Capital to Shareholders in First Quarter Through Dividends and Share Repurchases

•Board of Directors Declares Quarterly Dividend of $0.12 per Share

PITTSBURGH – May 9, 2024 – Viatris Inc. (NASDAQ: VTRS) today announced its financial results for the first quarter of 2024, which reflect continued momentum and the strength of its base business.

Executive Commentary
Viatris CEO Scott A. Smith said: “Our strong first quarter financial results demonstrate continued execution against our business fundamentals, which includes maintaining base business stability while driving new product revenue and executing on our vision for future growth. We have closed our Women’s Healthcare Business divestiture, and expect our API divestiture to close imminently. We have also closed our global collaboration with Idorsia and are already expanding and accelerating the Phase 3 development programs for both selatogrel and cenerimod in meaningful ways—all while we continue to deliver increased total shareholder return and pay down debt.”

Viatris CFO Doretta Mistras said: “This marks our fourth consecutive quarter of operational revenue growth, demonstrating our strong global commercial execution and reflecting better-than-expected new product launches. Our solid cash flow generation further strengthened our balance sheet while supporting our capital allocation priorities, returning $393 million of capital to shareholders in the form of dividends and share repurchases. As a result of our underlying fundamentals and the momentum of our business, we believe we are well positioned to meet our 2024 financial guidance, as well as our full-year range of $450 to $550 million of new product launches.”

[1] For the quarter ended March 31, 2024, total net sales declined 2% on a U.S. GAAP basis and increased 2% on a divestiture-adjusted operational basis.

[2] Viatris is not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP diluted EPS or a quantitative reconciliation of its updated 2024 adjusted EBITDA or adjusted EPS guidance. U.S. GAAP net cash provided by operating activities for 2024 as updated is estimated to be between $2.71 billion and $3.01 billion, with a midpoint of approximately $2.86 billion. With respect to the impact of divestitures, the women’s healthcare business divestiture closed in March 2024 and the API business divestiture is expected to close imminently. The adjusted 2024 financial guidance ranges exclude the expected performance of the women’s healthcare business and the API business in India for the remainder of the year through December 31, 2024, which was included in our 2024 Financial Guidance as provided on February 28, 2024. Please see "2024 Financial Guidance" and "Non-GAAP Financial Measures" for additional information.

2024 Financial Guidance
Viatris is reaffirming its 2024 financial guidance that was previously provided on February 28, 2024, as set forth below, after adjusting the ranges solely to reflect the impact of divestitures and acquired IPR&D. The Company is not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP diluted earnings per share (EPS) or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net earnings or U.S. GAAP diluted EPS, respectively, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements, and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. With respect to the Estimated Ranges provided on May 9, 2024, U.S. GAAP net cash provided by operating activities for 2024 is estimated to be between $2.71 billion and $3.01 billion, with a midpoint of approximately $2.86 billion. With respect to the Estimated Ranges provided on February 28, 2024, Viatris did not provide forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance. Please see "Non-GAAP Financial Measures" for additional information. With respect to the Estimated Ranges provided on February 28, 2024, U.S. GAAP net cash provided by operating activities for 2024 was estimated to be between $2.75 billion and $3.05 billion, with a midpoint of approximately $2.9 billion.

(In millions, except Adjusted EPS)	Estimated Ranges (2) February 28, 2024	Midpoint (2) February 28, 2024	Divestiture Impact (3)	Acquired IPR&D	Estimated Ranges (4) May 9, 2024	Midpoint (4) May 9, 2024
Total Revenues	$15,250 - $15,750	$15,500	(~$270)		$14,980 - $15,480	$15,230
Adjusted EBITDA (1)	$4,800 - $5,100	$4,950	(~$80)	($6)	$4,710 - $5,010	$4,860
Free Cash Flow (1)	$2,300 - $2,700	$2,500	(~$40)		$2,260 - $2,660	$2,460
Adjusted EPS (1)	$2.70 - $2.85	$2.78	(~$0.04)		$2.66 - $2.81	$2.73

(1)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(2)    2024 Financial Guidance as provided on February 28, 2024 included the full-year expected performance for the then-pending announced divestitures of substantially all of our OTC business, API business in India, and women’s healthcare business, and excluded any potential related costs, such as taxes and transaction costs. Also excluded any acquired IPR&D to be incurred in any future period as it could not be reasonably forecasted.
(3)    With respect to the impact of divestitures, the women’s healthcare business divestiture closed in March 2024 and the API business divestiture is expected to close imminently. The adjusted 2024 financial guidance ranges exclude the expected performance of the women's healthcare business and the API business in India for the remainder of the year through December 31, 2024, which was included in our 2024 Financial Guidance as provided on February 28, 2024.

(4)    2024 Financial Guidance as provided on May 9, 2024, includes the full-year expected performance for the pending announced divestiture of substantially all of our OTC business, and excludes any potential related costs, such as taxes and transaction costs. Also excludes any acquired IPR&D to be incurred in any future period as it cannot be reasonably forecasted.

Return of Capital to Shareholders
Viatris announced that, on May 6, 2024, its Board of Directors declared a quarterly dividend of twelve cents ($0.12) for each issued and outstanding share of the Company's common stock. The dividend is payable on June 14, 2024, to shareholders of record at the close of business on May 24, 2024.
In February 2024, the Company repurchased approximately 19.2 million shares of common stock at a cost of approximately $250 million as part of its previously announced $2.0 billion share repurchase program authorized by the Viatris Board of Directors. The Company has repurchased a total of $500 million in shares under the program to date.

Conference Call and Earnings Materials
Viatris will host a conference call and live webcast, today at 8:30 a.m. ET, to review the Company's first quarter 2024 financial results.

Investors and the general public are invited to listen to a live webcast of the call at investor.viatris.com or by calling 844.308.3344 or 412.317.1896 for international callers. The “Viatris Q1 2024 Earnings Presentation,” which will be referenced during the call, can be found at investor.viatris.com. A replay of the webcast also will be available on the website.

Financial Summary

	Three Months Ended
	March 31,
(Unaudited; in millions, except %s and per share amounts)	2024	2023	Reported Change	Operational Change(1) (2)	Divestiture Adjusted Operational Change(3)
Total Net Sales	$3,653.5	$3,719.1	(2)%	—%	2%
Developed Markets	2,165.4	2,170.4	—%	(1)%	—%
Emerging Markets	626.4	641.9	(2)%	4%	9%
JANZ	317.8	342.2	(7)%	2%	2%
Greater China	543.9	564.6	(4)%	—%	—%

Net Sales by Product Category
Brands	$2,309.1	$2,420.3	(5)%	(2)%	—%
Generics (4)	1,344.4	1,298.8	4%	5%	5%

U.S. GAAP Gross Profit	$1,504.0	$1,542.2	(2)%
U.S. GAAP Gross Margin	41.1%	41.4%
Adjusted Gross Profit (2)	$2,154.8	$2,250.9	(4)%
Adjusted Gross Margin (2)	58.8%	60.4%

U.S. GAAP Net Earnings	$113.9	$224.7	(49)%
U.S. GAAP EPS	$0.09	$0.19	(53)%
Adjusted Net Earnings (2)	$812.7	$932.9	(13)%
Adjusted EPS (2)	$0.67	$0.77	(13)%	(11)%	(8)%

EBITDA (2)	$1,034.0	$1,199.7	(14)%
Adjusted EBITDA (2)	$1,193.4	$1,340.9	(11)%	(9)%	(7)%

U.S. GAAP net cash provided by operating activities	$614.6	$971.2	(37)%
Capital expenditures	49.8	47.8	4%
Free cash flow (2)(5)	$564.8	$923.4	(39)%
___________
(1)     Represents operational change for net sales adjusted EBITDA, and adjusted EPS which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(3)    Represents adjustments for the impact of proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period on an operational basis. See “Certain Key Terms and Presentation Matters” in this release for more information.
(4) As a result of the contribution of the biosimilars business to Biocon Biologics Limited ("Biocon Biologics") in November 2022, Complex Gx and Biosimilars, which were previously presented as a separate line item, are now included within Generics. Reclassifications were made to prior periods to conform to the current period presentation.
(5)    Excluding the impact of transaction costs primarily related to the divestitures of $83 million, free cash flow for the three months ended March 31, 2024 was $648 million. Excluding the impact of transaction costs related to divestitures of $22 million, free cash flow for the three months ended March 31, 2023 was $945 million.

Financial Highlights
•First quarter 2024 total net sales totaled $3.7 billion, up approximately 2% on a divestiture-adjusted operational basis (as defined in "Certain Key Terms and Presentation Matters" below) compared to first-quarter 2023 results.
•Brands net sales reflect strong growth in Emerging Markets and Europe and expansion of business activities in JANZ, offset by unfavorable channel dynamics in North America and expected base business erosion resulting from government price regulations in Japan and Australia.
•Generics net sales experienced strong growth compared to the first quarter of 2023, driven by strong new product launch performance in Developed Markets, along with improved performance of Wixela® and solid performance across broad portfolios in Developed and Emerging Markets.
•The Company generated approximately $154 million in new product revenues (as defined in "Certain Key Terms and Presentation Matters" below) primarily driven by Breyna™ in the U.S. and is on track to achieve approximately $450 million to $550 million in new product revenues in 2024.
•The Company had U.S. GAAP net cash provided by operating activities of $615 million and generated $565 million of free cash flow, primarily driven by strong operating results and the timing of planned capital expenditures. U.S. GAAP net cash provided by operating activities and free cash flow for the quarter includes approximately $83 million of transaction costs related to divestitures.

Certain Key Terms and Presentation Matters
New product sales, new product launches or new product revenues: Refers to revenue from new products launched in 2024 and the carryover impact of new products, including business development, launched within the last 12 months.
Operational change: Refers to constant currency percentage changes and is derived by translating amounts for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2024 constant currency net sales, revenues and adjusted EBITDA to the corresponding amount in the prior year.

Divestiture-adjusted operational change: Refers to operational changes, further adjusted for the impact of the proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period by excluding such net sales from those divested businesses from comparable prior periods. Also, for adjusted EBITDA and adjusted EPS, refers to operational changes, adjusted as outlined in the previous sentence and further adjusted for the mark up for the TSA services provided to Biocon Biologics from the 2023 period.

SG&A and R&D TSA reimbursement: Expenses related to TSA services provided for divested businesses are recorded in their respective functional line item; however, reimbursement of those expenses plus the mark-up is included in other income, net. For comparability purposes, amounts related to the cost reimbursement are reclassified to adjusted SG&A and adjusted R&D. This reclassification has no impact on adjusted net earnings, adjusted EBITDA or adjusted EPS.

Closed divestitures or divestitures closed in 2023 and 2024: Refers to the divestiture of the Company’s rights to two women’s healthcare products in certain countries (other than the U.K., which remains subject to regulatory approval) that closed in December 2023, the divestitures of the commercialization rights in certain of the Upjohn Distributor markets that closed in 2023, and the divestiture of the women's healthcare business that closed in March 2024.

Remaining divestitures or pending announced divestitures: Refers to the remaining announced divestitures that have not been consummated to date, including the divestiture of substantially all of our OTC business and the remaining commercialization rights in the Upjohn Distributor Markets.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, adjusted EPS, EBITDA, adjusted EBITDA, free cash flow, free cash flow excluding the impact of transaction costs; adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other income, net, adjusted effective tax rate, constant currency total revenues, constant currency net sales, constant currency adjusted EBITDA, constant currency adjusted EPS, and divestiture-adjusted operational change, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc. ("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities less capital expenditures. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Viatris believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency", also referred to herein as "operational change", total revenues, net sales, adjusted EBITDA, and adjusted EPS. These measures provide information on the change in total revenues, net sales, adjusted EBITDA, and adjusted EPS assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales, total revenues, adjusted EBITDA, and adjusted EPS performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. Divestiture-adjusted operational change refers to operational change, further adjusted for the impact of divestitures that have closed during 2023 and 2024 by excluding proportionate net sales from those divested businesses from comparable prior periods. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters ended March 31, 2024 and 2023 as well as for total revenues, as well as divestiture adjusted operational change in net sales. Also, set forth below, Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Viatris’ Quarterly Report on Form 10-Q for the three months ended March 31, 2024.

With respect to the guidance ranges as provided on February 28, 2024, at that time the Company did not provide forward-looking guidance for U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS, respectively, because it was unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value adjustments for non-marketable equity investments, as well as related income tax accounting, because certain of these items had not occurred, were out of the Company’s control and/or could be reasonably predicted without unreasonable effort. These items were uncertain, depended on various factors, and could have had a material impact on U.S. GAAP reported results for the guidance period. As previously disclosed, such guidance ranges included the full-year expected performance for the then-pending announced divestitures and excluded any potential related costs, such as taxes and transaction costs, as well as any acquired IPR&D to be incurred in any future periods as it could not be reasonably forecasted.

About Viatris
Viatris Inc. (NASDAQ: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale, currently supplying high-quality medicines to approximately 1 billion patients around the world annually and touching all of life’s moments, from birth to the end of life, acute conditions to chronic diseases. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world’s most enduring health challenges, access takes on deep meaning at Viatris. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X (formerly Twitter).
Forward-Looking Statements
This release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our 2024 financial guidance; reaffirming our 2024 financial guidance ranges; reaffirming 2024 new product revenue range of $450 million to $550 million; closes Idorsia transaction, expanding portfolio of innovative assets; reaffirms 2024 financial guidance after adjusting the ranges solely to reflect the impact of divestitures and acquired IPR&D; our strong first quarter financial results demonstrate continued execution against our business fundamentals, which includes maintaining base business stability while driving new product revenue and executing on our vision for future growth; we expect our API divestiture to close imminently; we are already expanding and accelerating the Phase 3 development programs for both selatogrel and cenerimod in meaningful ways—all while, we continue to deliver increased total shareholder return and pay down debt; this marks our fourth consecutive quarter of operational revenue growth, demonstrating our strong global commercial execution and reflecting better-than-expected new product launches; our solid cash flow generation further strengthened our balance sheet while supporting our capital allocation priorities, returning $393 million of capital to shareholders in the form of dividends and share repurchases; as a result of our underlying fundamentals and the momentum of our business, we believe we are well positioned to meet our 2024 financial guidance, as well as our full year range of $450 to $550 million of new product launches; on May 6, 2024, the Board of Directors declared a quarterly dividend of twelve cents ($0.12) for each issued and outstanding share of the Company's common stock payable on June 14, 2024, to shareholders of record at the close of business on May 24, 2024; the Company is on track to achieve approximately $450 million to $550 million in new product revenues in 2024; the goals or outlooks with respect to the Company’s strategic initiatives, including but not limited to the Company’s two-phased strategic vision and potential and announced divestitures, acquisitions or other transactions; the benefits and synergies of such divestitures, acquisitions, or other transactions, or restructuring programs; future opportunities for the Company and its products; and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, stock repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives (including divestitures, acquisitions, or other potential transactions) or move up the value chain by focusing on more complex and innovative products to build a more durable higher margin portfolio; the possibility that the Company may be unable to achieve intended or expected benefits, goals, outlooks, synergies, growth opportunities and operating efficiencies in connection with divestitures, acquisitions, other transactions, or restructuring programs, within the expected timeframes or at all; with respect to previously announced divestitures that have not been consummated, including the divestiture of substantially all of our OTC Business, such divestitures not being completed on the expected timelines or at all and the risk that the conditions set forth in the definitive agreements with respect to such divestitures will not be satisfied or waived; with respect to previously announced divestitures, failure to realize the total transaction values for the divestitures and/or the expected proceeds for any or all such divestitures, including as a result of any purchase price adjustment or a failure to achieve any conditions to the payment of any contingent consideration; goodwill or impairment charges or other losses related to the divestiture or sale of businesses or assets (including but not limited to announced divestitures that have not yet been consummated); the Company’s failure to achieve expected or targeted future financial and operating performance and results; the potential impact of public health outbreaks, epidemics and pandemics; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally (including the impact of recent and potential tax reform in the U.S. and pharmaceutical product pricing policies in China); the ability to attract, motivate and retain key personnel; the Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our IT systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following an acquisition or divestiture; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release or our filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Contacts

Media:
+ 1.724.514.1968
Communications@viatris.com

Jennifer Mauer
Jennifer.Mauer@viatris.com

Matt Klein
Matthew.Klein@viatris.com

Investors:
+ 1.724.514.1813
InvestorRelations@viatris.com

Bill Szablewski
William.Szablewski@viatris.com

Viatris Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2024	2023
Revenues:
Net sales	$3,653.5	$3,719.1
Other revenues	9.9	10.0
Total revenues	3,663.4	3,729.1
Cost of sales	2,159.4	2,186.9
Gross profit	1,504.0	1,542.2
Operating expenses:
Research and development	199.7	182.9
Acquired IPR&D	6.1	—
Selling, general and administrative	1,017.5	958.9
Litigation settlements and other contingencies, net	76.8	0.6
Total operating expenses	1,300.1	1,142.4
Earnings from operations	203.9	399.8
Interest expense	138.4	147.0
Other income, net	(139.1)	(69.9)
Earnings before income taxes	204.6	322.7
Income tax provision	90.7	98.0
Net earnings	$113.9	$224.7
Earnings per share attributable to Viatris Inc. shareholders
Basic	$0.10	$0.19
Diluted	$0.09	$0.19
Weighted average shares outstanding:
Basic	1,195.2	1,202.5
Diluted	1,209.5	1,205.6

Viatris Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	March 31, 2024	December 31, 2023
ASSETS
Assets
Current assets:
Cash and cash equivalents	$1,014.6	$991.9
Accounts receivable, net	3,632.0	3,700.4
Inventories	3,823.2	3,469.7
Prepaid expenses and other current assets	1,933.3	2,028.1
Assets held for sale	2,520.4	2,786.0
Total current assets	12,923.5	12,976.1
Intangible assets, net	19,133.7	19,181.1
Goodwill	9,693.5	9,867.1
Other non-current assets	5,593.0	5,661.2
Total assets	$47,343.7	$47,685.5
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$1,898.1	$1,943.4
Liabilities held for sale	234.8	275.1
Other current liabilities	5,627.0	5,558.9
Long-term debt	16,072.5	16,188.1
Other non-current liabilities	3,497.0	3,252.6
Total liabilities	27,329.4	27,218.1
Shareholders' equity	20,014.3	20,467.4
Total liabilities and equity	$47,343.7	$47,685.5

Viatris Inc. and Subsidiaries
Key Product Net Sales, on a Consolidated Basis
(Unaudited)
	Three months ended March 31,
(In millions)	2024	2023
Select Key Global Products
Lipitor ®	$388.9	$417.9
Norvasc ®	176.3	202.7
Lyrica ®	114.2	144.3
Viagra ®	100.7	115.0
EpiPen® Auto-Injectors	80.2	95.8
Creon ®	75.0	72.7
Celebrex ®	72.2	88.8
Effexor ®	59.4	64.6
Zoloft ®	58.0	56.5
Xalabrands	42.5	46.7

Select Key Segment Products
Yupelri ®	$55.2	$47.0
Dymista ®	48.2	53.2
Xanax ®	34.5	39.7
Amitiza ®	33.0	36.6
____________
(a)    The Company does not disclose net sales for any products considered competitively sensitive.
(b)    Products disclosed may change in future periods, including as a result of seasonality, competition or new product launches.
(c)    Amounts for the three months ended March 31, 2024 include the impact of foreign currency translations compared to the prior year period.

Viatris Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings and U.S. GAAP EPS to Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings and diluted EPS to adjusted net earnings and adjusted EPS for the three months ended March 31, 2024 compared to the prior year period:

	Three Months Ended March 31,
(In millions, except per share amounts)	2024		2023
U.S. GAAP net earnings and U.S. GAAP diluted EPS	$113.9	$0.09	$224.7	$0.19
Purchase accounting amortization (primarily included in cost of sales)	611.7		653.3
Litigation settlements and other contingencies, net	76.8		0.6
Interest expense (primarily amortization of premiums and discounts on long term debt)	(11.2)		(10.3)
Gain on divestitures of businesses (included in other income, net) (a)	(70.4)		—
Acquisition and divestiture-related costs (primarily included in SG&A) (b)	87.5		58.1
Restructuring-related costs (c)	19.6		9.7
Share-based compensation expense	46.7		42.6
Other special items included in:
Cost of sales (d)	28.2		38.8
Research and development expense	2.4		2.0
Selling, general and administrative expense	16.1		14.9
Other income, net	(44.5)		(21.8)
Tax effect of the above items and other income tax related items (e)	(64.1)		(79.7)
Adjusted net earnings and adjusted EPS	$812.7	$0.67	$932.9	$0.77
Weighted average diluted shares outstanding	1,209.5		1,205.6
____________
Significant items include the following:
(a)    For the three months ended March 31, 2024, includes a pre-tax gain on the divestiture of the women's healthcare business of approximately $80.8 million for the difference between the consideration received and the carrying value of the assets transferred (including an allocation of goodwill). Also includes a pre-tax charge related to the planned divestiture of the API business of approximately $10.4 million to write down the disposal group to fair value, less cost to sell.
(b)    Acquisition and divestiture-related costs consist primarily of transaction costs including legal and consulting fees and integration activities.
(c)    For the three months ended March 31, 2024, charges include approximately $4.0 million in cost of sales and approximately $15.6 million in SG&A.
(d)    For the three months ended March 31, 2024, charges include incremental manufacturing variances at plants in the 2020 restructuring program of approximately $12.6 million.
(e)     Adjusted for changes for uncertain tax positions.

Reconciliation of U.S. GAAP Net Earnings to EBITDA and Adjusted EBITDA

Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the three months ended March 31, 2024 compared to the prior year period:

	Three Months Ended
	March 31,
(In millions)	2024	2023
U.S. GAAP net earnings	$113.9	$224.7
Add adjustments:
Income tax provision	90.7	98.0
Interest expense (a)	138.4	147.0
Depreciation and amortization (b)	691.0	730.0
EBITDA	$1,034.0	$1,199.7
Add / (deduct) adjustments:
Share-based compensation expense	46.7	42.6
Litigation settlements and other contingencies, net	76.8	0.6
Gain on divestitures of businesses	(70.4)	—
Restructuring, acquisition and divestiture-related and other special items (c)	106.3	98.0
Adjusted EBITDA	$1,193.4	$1,340.9
____________
(a)    Includes amortization of premiums and discounts on long-term debt.
(b)    Includes purchase accounting related amortization.
(c)    See items detailed in the Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings.

Summary of Total Revenues by Segment

	Three Months Ended
	March 31,
(In millions, except %s)	2024	2023	% Change	2024 Currency Impact (1)	2024 Constant Currency Revenues	Constant Currency % Change (2)	Closed Divestitures(3)	2023 Adjusted Ex Divestitures (4)	Divestiture- Adjusted Operational Change (5)
Net sales
Developed Markets	$2,165.4	$2,170.4	—%	$(14.1)	$2,151.3	(1)%	$15.0	$2,155.4	—%
Greater China	543.9	564.6	(4)%	21.5	565.4	—%	—	564.6	—%
JANZ	317.8	342.2	(7)%	30.8	348.6	2%	0.1	342.1	2%
Emerging Markets	626.4	641.9	(2)%	38.9	665.3	4%	30.6	611.3	9%
Total net sales	$3,653.5	$3,719.1	(2)%	$77.1	$3,730.6	—%	$45.7	$3,673.4	2%

Other revenues (6)	9.9	10.0	NM	0.1	10.0	NM
Consolidated total revenues (7)	$3,663.4	$3,729.1	(2)%	$77.2	$3,740.6	—%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2024 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)Represents proportionate net sales relating to divestitures that have closed during 2023 and 2024 in the relevant period.
(4)Represents U.S. GAAP net sales minus proportionate net sales relating to divestitures that have closed during 2023 and 2024 for the relevant period.
(5)See “Certain Key Terms and Presentation Matters” in this release for more information.
(6)For the three months ended March 31, 2024, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $7.2 million, $0.3 million, and $2.4 million, respectively.
(7)Amounts exclude intersegment revenue which eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items
(Unaudited)

	Three Months Ended
	March 31,
(In millions, except %s)	2024	2023
U.S. GAAP cost of sales	$2,159.4	$2,186.9
Deduct:
Purchase accounting amortization and other related items	(611.5)	(653.4)
Acquisition and divestiture-related costs	(6.3)	(5.0)
Restructuring related costs	(4.0)	(10.9)
Share-based compensation expense	(0.8)	(0.6)
Other special items	(28.2)	(38.8)
Adjusted cost of sales	$1,508.6	$1,478.2

Adjusted gross profit (a)	$2,154.8	$2,250.9

Adjusted gross margin (a)	59%	60%

	Three Months Ended
	March 31,
(In millions, except %s)	2024	2023
U.S. GAAP R&D	$199.7	$182.9
Deduct:
Acquisition and divestiture-related costs	(4.6)	(2.0)
Share-based compensation expense	(1.9)	(1.6)
SG&A and R&D TSA reimbursement (b)	(1.7)	(10.3)
Other special items	(2.4)	(2.0)
Adjusted R&D	$189.1	$167.0

Adjusted R&D as % of total revenues	5%	4%

	Three Months Ended
	March 31,
(In millions, except %s)	2024	2023
U.S. GAAP SG&A	$1,017.5	$958.9
Add / (Deduct):
Acquisition and divestiture-related costs	(76.5)	(51.1)
Restructuring and related costs	(15.6)	1.2
Purchase accounting amortization and other related items	(0.1)	—
Share-based compensation expense	(43.9)	(40.3)
SG&A and R&D TSA reimbursement (b)	(5.7)	(24.4)
Other special items and reclassifications	(16.1)	(14.9)
Adjusted SG&A	$859.6	$829.4

Adjusted SG&A as % of total revenues	23%	22%

	Three Months Ended
	March 31,
(In millions)	2024	2023
U.S. GAAP total operating expenses	$1,300.1	$1,142.4
Deduct:
Litigation settlements and other contingencies, net	(76.8)	(0.6)
R&D adjustments	(10.6)	(15.9)
SG&A adjustments	(157.9)	(129.5)
Adjusted total operating expenses	$1,054.8	$996.4

Adjusted earnings from operations (c)	$1,100.0	$1,254.5

	Three Months Ended
	March 31,
(In millions)	2024	2023
U.S. GAAP interest expense	$138.4	$147.0
Add / (Deduct):
Accretion of contingent consideration liability	(1.7)	(2.2)
Amortization of premiums and discounts on long-term debt	13.8	13.5
Other special items	(0.9)	(1.0)
Adjusted interest expense	$149.6	$157.3

	Three Months Ended
	March 31,
(In millions)	2024	2023
U.S. GAAP other income, net	$(139.1)	$(69.9)
Add / (Deduct):
Fair value adjustments on non-marketable equity investments	46.9	18.9
SG&A and R&D TSA reimbursement (b)	7.4	34.7
Gain on divestitures of businesses	70.4	—
Other items	(2.6)	2.9
Adjusted other income, net	$(17.0)	$(13.4)

	Three Months Ended
	March 31,
(In millions, except %s)	2024	2023
U.S. GAAP earnings before income taxes	$204.6	$322.7
Total pre-tax non-GAAP adjustments	762.9	787.9
Adjusted earnings before income taxes	$967.5	$1,110.6

U.S. GAAP income tax provision	$90.7	$98.0
Adjusted tax expense	64.1	79.7
Adjusted income tax provision	$154.8	$177.7

Adjusted effective tax rate	16.0%	16.0%
___________
(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)Refer to "Certain Key Terms and Presentation Matters" section in this release for more information on reclassifications related to TSA reimbursements.
(c)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

Reconciliation of Estimated 2024 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow as of May 9, 2024
(Unaudited)
A reconciliation of the estimated 2024 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities (a)	$2,710 - $3,010

Less: Capital Expenditures	$(350) - $(450)

Free Cash Flow (a)	$2,260 - $2,660
___________
(a)Includes the full-year expected performance for the pending announced divestiture of substantially all of our OTC business, and excludes any potential related costs, such as taxes and transaction costs. Also excludes any acquired IPR&D to be incurred in any future period as it cannot be reasonably forecasted.

Reconciliation of Estimated 2024 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow as of February 28, 2024
(Unaudited)
A reconciliation of the estimated 2024 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities (a)	$2,750 - $3,050

Less: Capital Expenditures	$(350) - $(450)

Free Cash Flow (a)	$2,300 - $2,700
___________
(a)Included the full-year expected performance for the then-pending announced divestitures of substantially all of our OTC business, API business in India, and women’s healthcare business, and excluded any potential related costs, such as taxes and transaction costs. Also excluded any acquired IPR&D to be incurred in any future period as it could not be reasonably forecasted.